Registration No. 333-216144
Registration No. 333-209667

As filed with the Securities and Exchange Commission on May 1, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PB Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	47-5150586
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 Main Street
Putnam, CT 53226
(Address of Principal Executive Offices)
PB Bancorp, Inc. 2017 Equity Incentive Plan
PSB Holdings, Inc. 2005 Stock-Based Incentive Plan
Putnam Bank 401(k) Profit Sharing Plan
(Full Title of the Plan)

Copies to:
Harold M. Horvat
President and Chief Executive Officer
Centreville Bank
1218 Main Street
West Warwick, Rhode Island 02893
(401) 821-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ◻	Smaller reporting company⌧
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 to the Form S-8 Registration Statements relates to each Registration Statement on Form S-8 filed on February 23, 2016 (File No. 333-209667) and February 21, 2017 (File No. 333-216144), and is being filed for the sole purpose of removing from registration any unsold shares of PB Bancorp, Inc. (“PB Bancorp”) common stock, including any related plan interests previously registered under any of the foregoing registration statements and that may have been acquired by PB Bancorp’s employees pursuant to elective purchases of PB Bancorp common stock under the Putnam Bank 401(k) Profit Sharing Plan (the “401(k) Plan”), and any unsold shares of PB Bancorp’s common stock that may have been issuable pursuant to the PSB Holdings, Inc. 2005 Stock-Based Incentive Plan (the “2005 Stock-Based Incentive Plan”) and the PB Bancorp, Inc. 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”).

On May 1, 2020, pursuant to the Agreement and Plan of Merger, dated as of October 19, 2019, by and among Centreville Bank, a Rhode Island-chartered mutual savings bank (“Centreville”), PB Bancorp and Putnam Bank, a Connecticut-chartered stock savings bank, PB Bancorp merged with and into PBBI Acquisition Corp., a Maryland corporation and wholly owned subsidiary of Centreville formed solely to facilitate the merger, with PB Bancorp as the surviving entity (the “Merger”).  The Merger was effective as of 12:01 a.m. on May 1, 2020.  As a result of the Merger, PB Bancorp became a wholly owned subsidiary of Centreville.  Immediately after PB Bancorp causes this form and related forms and reports to be filed with the SEC, PB Bancorp will be dissolved.
In connection with the Merger, PB Bancorp has terminated any and all offerings of its securities pursuant to the 401(k) Plan, the 2005 Stock-Based Incentive Plan and the 2017 Equity Incentive Plan, and no shares of PB Bancorp’s common stock are reserved for future issuance under the 401(k) Plan, the 2005 Stock-Based Incentive Plan or the 2017 Equity Incentive Plan.  Further, PB Bancorp has terminated all offerings of its related plan interests under the 401(k) Plan.
In accordance with the undertakings made by PB Bancorp in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, PB Bancorp hereby removes from registration all of such securities registered with respect to the 401(k) Plan, the 2005 Stock-Based Incentive Plan and the 2017 Equity Incentive Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in West Warwick, Rhode Island, on this 1st day of May, 2020.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.
PB BANCORP, INC.

By:	/s/ Harold M. Hovat Harold M. Horvat
President
(Duly Authorized Representative)